UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 29, 2011

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 29, 2011, The Southern Connecticut Gas Company (SCG), a wholly owned subsidiary of UIL Holdings Corporation (the Registrant), entered into a Note Purchase Agreement (the Agreement) with a group of institutional accredited investors providing for the sale to such investors of secured medium-term notes (constituting a series of first mortgage bonds) in the principal amount of $25 million, 3.88% due on September 22, 2021 and secured medium-term notes (constituting a series of first mortgage bonds) in the principal amount of $25 million, 5.39% due September 22, 2041 (together, the Notes).  Funding is expected to occur on September 22, 2011, subject to certain conditions.

The Notes are to be issued pursuant to and entitled to the benefit of and secured by that certain Indenture dated as of March 1, 1948, as amended and supplemented (the Base Indenture, and together with all supplements thereto, the Indenture), between SCG and U.S. Bank National Association, as successor trustee, including the Thirty-First Supplemental Indenture dated as of November 1, 2008 (the Supplemental Indenture).

The Agreement and the Indenture provide for typical events of default, including, in the Indenture, the situation in which SCG defaults in payment or payments due on any bond secured by the Indenture, or defaults in payment or payments due on any outstanding prior lien bonds, which is not remedied within the applicable grace period specified in the prior lien securing the same, if any.  A copy of the Agreement and the Supplemental Indenture are each attached hereto as Exhibits 4.10 and 4.11, respectively, and the Registrant will furnish a copy of the Base Indenture to the Securities and Exchange Commission upon request.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits – The following exhibits are filed as part of this report:

4.10	Note Purchase Agreement, dated August 29, 2011, for 3.88% and 5.39% Medium-Term Notes.

4.11	Thirty-First Supplemental Indenture, dated November 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 9/1/11	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

4.10	Note Purchase Agreement, dated August 29, 2011, for 3.88% and 5.39% Medium-Term Notes.

4.11	Thirty-First Supplemental Indenture, dated November 1, 2008.